UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34973	25-1854385
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 31, 2011, the Board of Directors (the “Board”) of Anacor Pharmaceuticals, Inc. (the “Company”) increased its authorized number of members from seven to eight and appointed William J. Rieflin to the Board and as chair of the Audit Committee of the Board.

There were no arrangements or understandings between Mr. Rieflin and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Rieflin and the Company.

Mr. Rieflin will receive compensation applicable to non-employee directors of the Company as follows:

•                  $25,000 annual cash retainer;

•                  $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone;

•                  $1,500 for each Board committee meeting attended in person and $750 for each Board committee meeting attended by telephone; and

•                  an additional $20,000 annual cash retainer for serving as the chair of the Audit Committee.

On March 31, 2011, the Board also granted Mr. Rieflin an initial option to purchase 30,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2010 Equity Incentive Plan with an exercise price equal to $6.92, the fair market value of the Common Stock on the date of grant. Such initial option will vest in a series of three equal annual installments measured from the date of the grant.

Additionally, commencing in 2011, on the date of each annual meeting of the Company’s stockholders, each non-employee director will automatically be granted an option to purchase 15,000 shares of Common Stock if the individual has served on the Board for 6 months or longer as of such date, or 7,500 shares of Common Stock if the individual has served on the Board for less than 6 months as of such date, in each case, with an exercise price equal to the fair market value of Common Stock on the date of grant.  The shares subject to each such annual award will vest in a series of 12 equal monthly installments measured from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2011	ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Senior Vice President, Chief Financial Officer